200 S Victoria Ave.  Pueblo, CO 81003 719.569.7391

February 14, 2018

Gregory Lowe

President

Acorn Management Partners, LLC

4080 McGinnis Ferry Road, Suite 1101

Alpharetta, GA 30005

VIA Regular Mail and Electronic Mail

Re:  Agreement to Convert - Warrants

Mr. Lowe

You are being sent this letter (the “Letter Agreement”) as you are currently the holder of Warrant shares of Grasshopper Staffing, Inc. (the “Company”). Reference is made to the “Common Stock Purchase Warrant” issued March 29, 2016, to Acorn Management Partners, LLC (“Acorn”), whereby the Company issued to Acorn 6,000,000 warrants as satisfaction of $5,000 in compensation owed to Acorn pursuant to that certain “Professional Relations and Consulting Agreement dated August 3, 2015 (the “Transaction Documents”).

By executing and delivering this letter, you agree to accept shares of restricted common stock as described below as full compensation for all outstanding Warrant shares and any other amounts owed to you under any compensation associated with the Transaction Documents or any other agreements not referenced that may provide you with any rights to Warrant shares and include, but not limited to, any accrued dividends owed, Public Information Failure, and any penalties associated with the Company’s failure to meet its securities registration obligations. As of December 13, 2017, our records indicate that you have the right to 6,000,000 Warrant shares.

You will hereby agree to automatically convert upon your signing of this Letter Agreement (the “Automatic Warrant Conversion”), your 6,000,000 Warrant shares into 1,000,000 restricted shares of Common Stock. Within ten (10) business days of date of your signing this Letter Agreement, the Company shall send you instructions on surrendering to the Company your original Warrants, provided, however, the Automatic Warrant Conversion shall be effective on the signing of our Letter Agreement whether or not you surrender your original Warrants, which shall be null and void on such date.

By your agreement and acknowledgement below, this Letter Agreement shall serve as written confirmation that:

1.

You agree to the terms of the Automatic Warrant Conversion.

2.

You acknowledge and agree that upon the Automatic Warrant Conversion, the Warrants shall be cancelled.

By signing below, this Letter Agreement shall serve as written confirmation that you have reviewed this Letter Agreement (and consulted with your legal and tax advisors to the extent you deemed necessary) and agree to the terms and conditions of the Automatic Warrant Conversion as described herein. Upon the signing of this letter agreement, you understand that you will be releasing and discharging the Company and its affiliates from any and all obligations and duties that such persons may have to you with respect to your Warrant shares, including but not limited to, any registration rights associated with your Warrant share ownership.

This Letter Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Letter Agreement. In addition, you hereby represent that you meet the requirements of at least one of the suitability standards for an “accredited  investor” as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended and that you have had  the opportunity to obtain any additional information, to the extent the Company has such information in its possession or could acquire it without unreasonable effort or expense, necessary in connection with the matters set forth in this Letter Agreement including, without limitation, information concerning the financial .condition, results of operations, capitalization and business of the Company deemed relevant by you or your advisors, if any, and all such requested information to the extent  the Company had such  information in its possession or could acquire it without unreasonable effort or expense, has been provided to your full satisfaction. This Letter Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to choice of law principles. This Letter Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. In case any provision of this Letter  Agreement shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Letter Agreement, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This letter evidences waiver by the undersigned with respect to any and all defaults or events of default by the Company with respect to any failure by the Company to comply with any covenants contained in the Transaction Documents including, but not limited to, any registration rights associated with your Warrant share ownership.

The parties hereby consent and agree that if this Letter Agreement shall at any time be deemed by the parties for any reason insufficient, in whole or in part, to carry out the true intent and spirit hereof or thereof, the parties will execute or cause to be executed such other and further assurances and documents as in the reasonable opinion of the parties may be reasonably required in order more effectively to accomplish the purposes of this Letter Agreement.

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Please indicate confirmation of the terms provided herein by executing and returning this letter in the space provided below.

Very truly yours,

GRASSHOPPER STAFFING, INC.

By:  /s/ Melanie Osterman

Name: Melanie Osterman

Title: Chief Executive Officer

Date: 2/14/18

ACCEPTED AND AGREED:

(WARRANT HOLDER)

/s/ Gregory Lowe

Name: Gregory Lowe

Title: President

Date: 2/21/2018